UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): September 26, 2011 (September 21, 2011)

Education Realty Trust, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-32417	20-1352180
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

530 Oak Court Drive, Suite 300 Memphis, Tennessee	38117
(Address of Principal Executive Offices)	(Zip Code)

901-259-2500
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 21, 2011, Education Realty Operating Partnership, LP and certain of its subsidiaries (the “Borrowers”), each of which is an indirectly owned subsidiary of Education Realty Trust, Inc. (the “Company”), entered into a Third Amended and Restated Credit Agreement (the “Third Amended Revolver”) with the lenders party thereto (collectively, the “Lenders”), KeyBank, National Association, as Administrative Agent (the “Agent”), Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets, PNC Bank, National Association and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers.

The Third Amended Revolver amends and restates the existing secured revolving credit facility dated November 20, 2009 in the amount of $95 million and expandable to a total of $150 million, which was scheduled to mature on November 20, 2012 (the “Second Amended Revolver”). The Third Amended Revolver provides for a $175 million unsecured revolving credit facility that within the first three years of the agreement may be expanded to a total of $315 million by the Lenders, upon satisfaction of certain conditions. The Third Amended Revolver has a term of three years and matures on September 21, 2014, provided that the Borrowers may extend the maturity date for one year subject to certain conditions. Each increase in the size of the credit facility will be in a minimum amount of $10 million and will be syndicated on a “best efforts” basis. Letter of credit commitments of $1.5 million were rolled over to and remain outstanding under the terms of the Third Amended Revolver.

The Company will serve as the guarantor for any funds borrowed by the Borrowers under the Third Amended Revolver. The Third Amended Revolver is unsecured.

The interest rate per annum applicable to the Third Amended Revolver is equal to, at the Operating Partnership’s option, a base rate or LIBOR plus an applicable margin based upon its then existing leverage.

The Third Amended Revolver contains customary affirmative and negative covenants and also contains financial covenants that, among other things, require the Company and it’s subsidiaries to maintain certain minimum ratios of “EBITDA” (earnings before interest, taxes, depreciation, amortization or extraordinary items) as compared to interest expense and total fixed charges. The financial covenants also include consolidated net worth and leverage ratio tests among other things.

The amount available to the Borrowers and the Borrowers’ ability to borrow from time to time under the Third Amended Revolver is subject to certain conditions and the satisfaction of specified financial covenants, which include limitations on distributions to the Company’s stockholders.

If any event of default under the Third Amended Revolver occurs, the Agent, at the request of the Lenders, may terminate all commitments and declare immediately due all outstanding borrowings under the Third Amended Revolver.

The foregoing description of the Third Amended Revolver does not purport to be complete and is qualified in its entirety by the terms of the Third Amended and Restated Credit Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
10.1
Third Amended and Restated Credit Agreement dated as of September 21, 2011 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and KeyBank, National Association, as Administrative Agent, Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets, PNC Bank, National Association and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers

99.1	Press Release, dated September 26, 2011, announcing entry into Third Amended and Restated Credit Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDUCATION REALTY TRUST, INC.

Date: September 26, 2011	By:	/s/ J. Drew Koester
J. Drew Koester Vice President, Chief Accounting Officer

INDEX TO EXHIBITS

Exhibit No.	Description
10.1
Third Amended and Restated Credit Agreement dated as of September 21, 2011 among Education Realty Operating Partnership, LP, and certain of its subsidiaries, as Borrower, the lenders party thereto and KeyBank, National Association, as Administrative Agent, Regions Bank, as Syndication Agent, PNC Bank, National Association, as Documentation Agent and Keybanc Capital Markets, PNC Bank, National Association and Regions Capital Markets as Co-Bookrunners and Co-Lead Arrangers

99.1	Press Release, dated September 26, 2011, announcing entry into Third Amended and Restated Credit Agreement